EXHIBIT 5.1

[FOSTER PEPPER TOOZE LLP LETTERHEAD]

December 4, 2006 Board of Directors Venture Financial Group, Inc. 721 SE College Street Lacey, Washington

Re:	Form S-8 Registration
Venture Financial Group, Inc. Employee Stock Ownership Plan (with 401(k) provisions)
(the “Plan”)

Ladies and Gentlemen:

     This firm is special counsel to Venture Financial Group, Inc., a Washington corporation (“Venture”) and, in that capacity, has assisted in the preparation of certain documents, including Venture’s Registration Statement on Form S-8 (the “Registration Statement”) covering 1,000,000 shares of Venture common stock (the “Shares”) to be issued in accordance with the terms of the Plan, and the agreements governing such options and grants.

     In the course of our representation described above, we have examined the Plan, the Registration Statement, and copies of the Articles of Incorporation and the Bylaws, as amended, of Venture and excerpts of minutes of certain meetings of the Board of Directors of Venture. We have also received from officers of Venture certain other documents, corporate records, certificates and representations concerning certain factual matters. We have reviewed such documents and certificate, made such inquiries of public officials and made such review of laws as we consider necessary for the purposes of this opinion. We have relied as to matters of fact upon the above-referenced certificates, documents and investigation. We have assumed without investigation the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

     Based upon the foregoing and subject to the qualifications and exceptions heretofore and hereinafter set forth, we are of the opinion that the Shares have been duly authorized by the Company and, when (i) the Registration Statement has become and remains effective, (ii) the applicable provisions of the Securities Act of 1933, as amended, and such state and other securities laws as may be applicable have been complied with, and (iii) the Shares have been issued in accordance with the Plan as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

     Regardless of the states in which members of this firm are licensed to practice, this opinion is limited to the present laws of the State of Washington and the United States of America and the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

     This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours, FOSTER PEPPER TOOZE LLP /s/ Foster Pepper Tooze LLP